Exhibit 10.1

Valpey-Fisher Corporation Key Employee Bonus Plan For
Fiscal Year 2010

Purpose of Plan
To provide an incentive to those employees who have a major impact on the success, growth and profitability of the company.

Eligibility
Must be a full time employee and be in continued employment of the Company for the entire fiscal year, unless a waiver of this provision is approved in advance of hiring by the Compensation Committee. In the event the Company is sold before the end of the year, the bonuses earned through the sale date would be prorated.

Participants
The plan participants will include the CEO and the Management Staff.

Bonus Pool
The 2010 bonus pool is based on achieving certain adjusted operating profit amounts listed below.  Adjusted operating profit is defined as operating profit before the bonus amount and excluding the effects of SFAS 123R and other income or expense amounts determined by the Compensation Committee.

Adjusted Operating Profit	Cumulative Bonus Amount

224,000	100,000
500,000	150,000
750,000	200,000
1,000,000	275,000
1,250,000	325,000
1,500,000	375,000
1,750,000 2,000,000	425,000 475,000
2,500,000	575,000

 For adjusted operating profit amounts between the listed amounts, the bonus amount will be prorated.

For adjusted operating profit in excess of $2,500,000 the Board of Directors will determine the bonus amount.

The bonus amount may include a profit sharing contribution for the year ended December 31, 2010 as determined by the Board of Directors and would be limited to a maximum of 10% of the total bonus payout.

Bonus Payout
Each plan participant will have up to four individual objectives based on their particular area of responsibilities.  An individual objective can make up to 50% of the individual’s bonus.  The CEO will decide the weights of the individual objective as part of the total payout.   In the case of the CEO the Compensation Committee will decide.

A plan participant’s bonus amount will range from 0% to 100% of base salary.

The Compensation Committee will recommend the bonus payout amount for the CEO to the Board of Directors for its approval. The CEO will recommend the distribution payout for the remaining participants, which will then be reviewed by the Compensation Committee before making recommendations to the Board of Directors for its approval.